Exhibit 99.2

ADAGIO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Adagio Medical, Inc. and its subsidiary prior to the Business Combination (for purposes of this section, collectively referred to as “Adagio”, “we,” “us” and “our”) should be read together with our condensed consolidated financial statements and related notes included in this proxy statement/prospectus. The discussion and analysis should also be read together with the “Unaudited Pro Forma Condensed Financial Information.” This discussion contains forward-looking statements based upon current beliefs, plans, and expectations that involve numerous risks, uncertainties, and assumptions, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a developmental stage medical device company focused on the development and commercialization of ablation technologies for the treatment of cardiac arrhythmias, including atrial fibrillation (“AF”), atrial flutter (“AFL”), and ventricular tachycardia (“VT”). Our unique portfolio is based on Ultra-Low Temperature Cryoablation (“ULTC”) and Pulsed-Field Cryoablation (“PFCA”). Our technology is based on the hypothesis that the ability to consistently create durable, contiguous, transmural lesions is a foundation for improving the effectiveness and outcomes of cardiac ablations in both atria and ventricles.

Adagio’s product portfolio consists of three product families: iCLAS™ atrial ULTC catheter and accessories, vCLAS™ ventricular ULTC catheter, and Cryopulse™ atrial PFCA catheter and accessories. All of these catheters share the same ULTC cryoablation console. A standalone Pulsed-Field Ablation (PFA) console connected to a cryoablation console for PFCA treatment synchronization is used in conjunction with Cryopulse catheter, subject to future integration for maximum operational flexibility and minimum footprint. We received CE Marking in Europe for our iCLAS™ Cryoablation System in May 2020 and have commercially launched in the EU.

We are continually working towards reaching the next milestone in the development process for our portfolio of technologies. We received CE Marking in Europe for our VT Cryoablation System in March 2024 and have commercially launched in the EU. Key milestones include data readouts, clinical trials, and regulatory and commercialization developments in both the U.S. and European markets. The data readouts for each device are key valuation-driving milestones because investors use this data to understand the efficacy of the procedures. It is expected that favorable readouts will drive additional investment and financing for us at market terms.

We have not launched commercially in the U.S. but are working towards obtaining the necessary regulatory approvals to do so. We have incurred net losses in each year since our inception in 2011. As of June 30, 2024 and December 31, 2023, we had an accumulated deficit of $149.7 million and $135.2 million, respectively. Our net losses were $14.5 million and $17.8 million for the six months ended June 30, 2024 and 2023, respectively. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. As of June 30, 2024 and December 31, 2023, we had cash of $2.0 million and $1.4 million, respectively.

Our accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. Our financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. The recurring losses, working capital deficiency, the need for capital to fund our operations, including clinical trial and regulatory approval expenses, and the amount of cash reserve are factors that raise substantial doubt about our ability to continue as a going concern for the twelve-month period from the date the financial statements included herein were made available. See Note 1-Organization and Description of Business in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for the additional information on our assessment.

Our need for additional capital will depend in part on the scope and costs of our development activities. To date, we have not generated any significant revenue from the sale of commercialized products. Our ability to generate product revenue will depend on the successful development and eventual commercialization of our products in the United States and Europe. Until such time, if ever, we expect to finance our operations through the sale of equity or debt, borrowings under credit facilities, or through potential collaborations, other strategic transactions or government and other grants. Adequate capital may not be available to us when needed or on acceptable terms. If we are unable to raise capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section of this proxy statement/prospectus titled “Risk Factors” for additional information.

Business Combination

The disclosure set forth in the “Introductory Note” in the Original Report with respect to the completion of the Business Combination, the PIPE Financing and the Convertible Security Financing is incorporated by reference into Item 2.01.

In conjunction with the consummation of the Business Combination with ARYA and Adagio, we raised financing valued at approximately $84.2 million, which consisted of funds held in ARYA’s trust account, a concurrent equity and warrant private placement (including $29.5 million of bridge financing used by Adagio prior to closing and funds from ARYA’s trust account not redeemed), and a concurrent convertible security financing (including $7.0 million of bridge financing used by Adagio prior to closing), offset by approximately $13.1 million of transaction costs (including approximately $1.0 million for the payoff of the SVB Term Loan) relating to the closing of the Business Combination.

Impact of COVID-19 Pandemic

The markets we operate in could see continued impacts from COVID-19 for the foreseeable future, and the emergence of new variants of COVID-19 creates significant uncertainty as to how long COVID-19 will continue to impact our business. The magnitude of the impact of the COVID-19 pandemic on our productivity, results of operations and financial position and its disruption to our business and our clinical programs and timelines will depend, in part, on the length and severity of outbreaks, restrictions and other measures designed to prevent the spread of COVID-19 and on our ability to conduct business in the ordinary course.

Key Factors Affecting Our Performance

We compete primarily on the basis that our products are designed to enable more physicians to treat more patients more efficiently and effectively. Our continued success depends on our ability to:

•	continue to develop innovative, proprietary products that address significant clinical needs in a manner that is safe and effective for patients and easy-to-use for physicians;
•	obtain and maintain regulatory clearances or approvals;
•	demonstrate safety and effectiveness in our sponsored and third-party clinical trials;
•	expand its sales force across key markets to increase physician awareness;
•	obtain and maintain coverage and adequate reimbursement for procedures using its products;
•	attract and retain skilled research, development, sales and clinical personnel;
•	cost-effectively manufacture, market and sell its products; and
•	obtain, maintain, enforce and defend our intellectual property rights and operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others.

Innovation

Our business strategy relies significantly on innovation to develop and introduce new products and to differentiate our products from our competitors. We expect our research and development expenditures to increase as we make additional investments to support our growth strategies. We plan to increase our research and development expenditures with internal initiatives, as well as potentially licensing or acquiring technology from third parties. We also expect expenditures associated with our manufacturing organization to grow over time as production volume increases and we bring new products to market. Our internal and external investments will be focused on initiatives that we believe will offer the greatest opportunity for growth and profitability. With a significant investment in research and development, a strong focus on innovation and a well-managed innovation process, we believe we can continue to innovate and grow.

Regulatory

Our commercial success will depend upon a number of factors, some of which are beyond our control, including the receipt of regulatory clearances, approvals, or authorizations for existing or new product offerings by us, or product enhancements. We must complete additional clinical testing before we can seek regulatory approval in the United States and begin commercialization of our products. After our products are cleared, approved, or authorized, numerous and pervasive regulatory requirements continue to apply. As such, our ability to navigate, obtain and maintain the required regulatory clearances, approvals, or authorizations, as well as comply with other regulatory requirements, for our products will in part drive our results of operations and impact our business.

Investments in Our Growth

In order to generate future growth, we plan to continue to expand and leverage our sales and marketing infrastructure to increase our customer base and grow our business. Identifying and recruiting qualified sales and marketing personnel and training them on our products, applicable federal and state laws and regulations, and on our internal policies and procedures requires significant time, expense and attention. It often takes several months or more before a sales representative is fully trained and productive. Our ability to increase our customer base and achieve broader market acceptance of our products will also depend to a significant extent on our ability to expand our marketing efforts as our plans to dedicate significant resources to its marketing programs.

Competition

Our industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Our most significant competitors are large, well-capitalized companies. We must continue to successfully compete considering our competitors’ existing and future products and related pricing and their resources to successfully market to the physicians who could use our products. Publications of clinical results by us, our competitors and other third parties can also have a significant influence on whether, and the degree to which, we are able to gain market share and increase utilization of our products.

Reimbursement and Insurance Coverage

In both U.S. and non-U.S. markets, our ability to successfully commercialize and achieve market acceptance of our products depends, in significant part, on the availability of adequate financial coverage and reimbursement from third-party payors, including governmental payors (such as the Medicare and Medicaid programs in the United States), managed care organizations and private health insurers. Third-party payors decide which treatments they will cover and establish reimbursement rates for those treatments. Our products are purchased by hospitals and other providers who will then seek reimbursement from third-party payors for the procedures performed using our products. Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In certain international markets, a product must be approved for reimbursement before it can be approved for sale in that country. Furthermore, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government-managed systems.

Key Components of Results of Operations

Revenues

We generate product revenue primarily from the sale of the catheters, stylets and warming balloons (“Consumables”) used with our consoles. We sell our products directly to hospitals and medical centers. To a lesser extent, we also generate lease revenue from the implied rental of consoles loaned to customers at no charge. We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Please refer to Note 2-Summary of Significant Accounting Policies in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional details on our revenue recognition policy. Our revenue is subject to fluctuation due to the foreign currency in which our products are sold.

Costs and Operating Expenses

Cost of Revenue

Cost of revenue includes raw materials, direct labor, manufacturing overhead, shipping and receiving costs and other less significant indirect costs related to the production of our products. Cost of revenue also includes the depreciation expense of consoles loaned to the customers.

Research and Development Expenses

Research and development expenses are expensed when incurred and are related to the development of our product candidates which includes pre-clinical, clinical, quality assurance, and research and development operational activities. These costs consist of:

•	salaries, benefits, and other employee-related costs, including stock-based compensation expense for personnel engaged in research and development functions;
•	activities associated with clinical trials performed by third parties;
•	professional fees;
•	equipment, materials, and costs related to product manufacturing; and
•	other operational costs including rent and facilities costs, and depreciation.

Adagio does not track research and development expenses by project or product, as Adagio is at an earlier stage in its pre-clinical and clinical development. Management believes that the breakdown of research and development expenses by project or product would be arbitrary and would not provide a meaningful assessment.

Management expects the research and development expenses to increase, as Adagio will incur incremental expenses associated with the product candidates that are currently under development and in pre-clinical and clinical trials. Product candidates in later stages of clinical development generally have higher development costs, primarily due to the increased size and duration of later-stage clinical trials.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries, and employee-related costs (including stock-based compensation) for personnel in executive, finance and other administrative functions, allocated rent and facilities costs, legal fees relating to intellectual property and corporate matters, professional fees for accounting and consulting services, marketing costs and insurance costs, and transaction costs in connection with the Business Combination. We expense all selling, general and administrative costs as incurred.

Convertible notes fair value adjustment

We recorded the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes, the 2024 Bridge Financing Note, the May 2024 Notes, and the June 2024 Notes at fair value at issuance and subsequently remeasure them to fair value at each reporting period. Changes in fair value are recognized as convertible notes fair value adjustment in the condensed consolidated statements of operations and comprehensive loss.

Warrant liabilities fair value adjustment

We accounted for certain common stock warrants outstanding as warrant liabilities at fair value, determined using the Black-Scholes option pricing model. The liability is subject to re-measurement at each reporting period and any change in fair value is recognized warrant liabilities fair value adjustment in the condensed consolidated statements of operations and comprehensive loss.

Interest expense

Interest expense is primarily incurred from our outstanding debt obligations, including those under the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes, the February 2024 Notes, the May 2024 Notes, June 2024 Notes, and the SVB Term Loan.

Interest Income

Interest income consists primarily of interest earned on our cash, cash equivalents, and marketable securities.

Other (expense) income, net

Other (expense) income, net primarily consists of foreign currency unrealized and realized gain / loss, and other income related to research and development (“R&D”) tax credit.

Results of Operations

Comparison for the Six Months Period Ended June 30, 2024 and 2023 (unaudited)

The following table sets forth a summary of our results of operations. This information should be read together with our condensed consolidated financial statements and related notes.

For the six months ended June 30,			Change
(In thousands)	2024	2023	$	%
Revenue	$280	181	99	55%
Costs of revenue and operating expenses:
Cost of revenue	1,224	719	505	70%
Research and development	6,334	9,207	(2,873)	-31%
Selling, general and administrative	8,196	3,783	4,413	117%
Total costs of revenue and operating expenses	15,754	13,709	2,045	15%
Other income (expense)
Convertible notes fair value adjustment	2,531	(3,649)	6,180	-169%
Warrant liabilities fair value adjustment	14	(60)	74	-123%
Interest expense	(1,514)	(597)	(917)	154%
Interest income	3	-	3	n.m.
Other income (expense), net	(38)	10	(48)	n.m.
Total other income (expense)	996	(4,296)	5,292	-123%
Loss, before income taxes	(14,478)	(17,824)	3,346	-19%
Net loss	(14,478)	(17,824)	3,346	-19%

Other comprehensive income:
Foreign currency translation adjustment	5	(5)	10	n.m.
Comprehensive loss	$(14,473)	(17,829)	3,356	-19%

n.m. = not meaningful

Revenue

Our revenue was $0.3 million for the six months ended June 30, 2024 and was $0.2 million for the six months ended June 30, 2023. The increase of $0.1 million, or 55% is due to the increase of consumable sales. For the six months ended June 30, 2024 and 2023, revenue was generated only in European markets.

Costs of revenue and operating expenses

Cost of revenue

Cost of revenue increased to $1.2 million for the six months ended June 30, 2024, from $0.7 million for the six months ended June 30, 2023. The increase of $0.5 million, or 70%, primarily resulted from a $0.2 million increase in cost of good sold related to increased sales and a $0.3 million increase in the depreciation of consoles.

Research and development expenses

Research and development expenses decreased to $6.3 million for the six months ended June 30, 2024 from $9.2 million for the six months ended June 30, 2023. The $2.9 million decrease, or 31%, was primarily related to a $0.9 million decrease of manufacturing absorption costs, $0.6 million decrease in product manufacturing, $0.6 million decrease in clinical trial expense, $0.2 million decrease in animal testing cost, $0.1 million decrease in travel costs related to clinical studies, $0.3 million decrease in payroll, and $0.2 million decrease in costs related to prototypes and other research and development costs. The decrease in research and development expenses results from Adagio receiving CE Marking on VT Cryoablation in March 2024.

The following is a breakdown of our research and development costs by type of expense:

	For the six months ended June 30,
(In thousands)	2024	2023
Clinical trial costs	$2,223	$2,872
Quality assurance costs	1,562	1,417
Pre-clinical trial costs and other research and development costs	1,468	1,896
Operational costs	1,081	3,022
Total research and development expenses	$6,334	$9,207

Our clinical trial expenses relate to trials for our iCLAS atrial ULTC catheter and system (CYROCURE-2), iCLAS atrial ULTC catheter and system (iCLAS for PsAF), vCLAS ventricular ULTC catheter (CYROCURE-VT), vCLAS ventricular ULTC catheter (FULCRUM-VT), and PFCA catheter. Clinical trial costs include the expenses spent on clinical trials studies and other related expenses. Quality assurance includes regulatory fees and third-party service fees. Pre-clinical trial costs and other research and development costs includes the expenses resulting from professional fees, prototypes, and animal testing. Operational costs includes the expenses spent on product manufacturing.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $8.2 million from $3.8 million for the six months ended June 30, 2024 and 2023, respectively. The increase in selling, general and administrative expenses of $4.4 million, or 117%, is primarily due to an increase of $3.3 million in professional fees which include legal and accounting fees related to the transaction costs associated with the Business Combination and an increase in payroll and personnel expense of $1.0 million and an increase in building and maintenance costs of $0.1 million.

Convertible notes fair value adjustment

The increase in the convertible notes fair value adjustment of $6.2 million is due to the fair value remeasurement of the convertible notes payables for six months ended June 30, 2024 compared to June 30, 2023.

Warrant liabilities fair value adjustment

The increase in the warrant liabilities fair value adjustment of $74.0 thousand is due to the fair value remeasurement of the warrant liabilities for six months ended June 30, 2024 compared to June 30, 2023.

Interest expense

Interest expense increased to $1.5 million from $0.6 million for the six months ended June 30, 2024 and 2023, respectively. The increase of $0.9 million was interest incurred from the convertible promissory notes issued in October 2022, April 2023, November 2023, February 2024, May 2024, June 2024, and the SVB term loan issued in February 2023.

Interest income

Interest income increased to $3.0 thousand from nil for the six months ended June 30, 2024 and 2023, respectively. The increase in interest income of $3.0 thousand, is primarily due to the increase of cash balances in an asset management account.

Other (expense) income, net

Other expense was $38.0 thousand for the six months ended June 30, 2024 compared to other income of $10.0 thousand for the six months ended June 30, 2023. This decrease in other income of $49.0 thousand was primarily attributable to the net increase in foreign exchange currency loss by $46.9 thousand.

Comparison for the Years Ended December 31, 2023 and 2022

The following table sets forth a summary of our results of operations. This information should be read together with our consolidated financial statements and related notes.

	Year Ended December 31,		Change
(In thousands)	2023	2022	$	%
Revenue	$300	$189	$111	59%
Costs of revenue and operating expenses:
Cost of revenue	1,306	875	431	49%
Research and development	15,399	17,855	(2,456)	-14%
Selling, general and administrative	11,537	5,372	6,165	115%
Total costs of revenue and operating expenses	28,242	24,102	4,140	17%
Other income (expense)
Convertible notes fair value adjustment	(8,486)	-	(8,486)	100%
Warrant liabilities fair value adjustment	(42)	-	(42)	100%
Interest expense	(1,659)	(137)	(1,522)	1,111%
Interest income	3	39	(36)	-92%
Other income (expense), net	(20)	338	(358)	n.m.
Total other income (expense)	(10,204)	240	(10,444)	n.m.
Loss, before income taxes	(38,146)	(23,673)	(14,473)	61%
Net loss	(38,146)	(23,673)	(14,473)	n.m

Other comprehensive income:
Foreign currency translation adjustment	(11)	24	(35)	n.m.
Comprehensive loss	$(38,157)	$(23,649)	$(14,508)	61%

n.m. = not meaningful

Revenue

Our revenue was $0.3 million for the year ended December 31, 2023 and $0.2 million for the year ended December 31, 2022. The increase of $0.1 million, or 59% is due to the increase of consumable sales. For the years ended December 31, 2023 and 2022, revenue was generated only in European markets.

Costs of revenue and operating expenses

Cost of revenue

Cost of revenue increased to $1.3 million for the year ended December 31, 2023, from $0.9 million for the year ended December 31, 2022. The increase of $0.4 million, or 49%, primarily resulted from the increase of obsolescence and scrap.

Research and development expenses

Research and development expenses decreased to $15.4 million for the year ended December 31, 2023 from $17.9 million for the year ended December 31, 2022. The $2.5 million decrease, or 14%, was primarily related to a $3.0 million decrease of raw materials used in operational costs as a part of research and development activities, $1.3 million decrease in product manufacturing, offset by a $1.0 million increase in clinical trial expenses, $0.6 million increase in payroll, and a $0.2 million increase in animal testing expense. The decrease in product manufacturing, and the increases in pre-clinical trial expense and clinical trial expense are due to that Adagio focused more on pre-clinical and clinical studies in order to obtain regulatory approval in both the European and United States markets.

The following is a breakdown of our research and development costs by type of expense:

	Year Ended December 31,
(In thousands)	2023	2022
Clinical trial costs	5,504	4,562
Pre-clinical trial costs	$4,147	$3,825
Quality assurance costs	2,957	2,390
Pre-clinical trial costs and other research and development costs	2,791	7,078
Total research and development expenses	$15,399	$17,855

Our clinical trial expenses relate to trials for our iCLAS atrial ULTC catheter and system (CYROCURE-2), iCLAS atrial ULTC catheter and system (iCLAS for PsAF), vCLAS ventricular ULTC catheter (CYROCURE-VT), vCLAS ventricular ULTC catheter (FULCRUM-VT), and PFCA catheter. Clinical trial costs includes the expenses spent on clinical trials studies and other related expenses. Quality assurance includes regulatory fees and third-party service fees. Research and development operational costs includes the expenses spent on product manufacturing. Pre-clinical trial costs and other research and development costs includes the expenses resulting from professional fees, prototypes, and animal testing.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased to $11.5 million from $5.4 million for the years ended December 31, 2023 and 2022, respectively. The increase in selling, general and administrative expenses of $6.2 million, or 115%, is primarily due to an increase of $4.7 million in professional fees which include legal and accounting fees related to the transaction costs associated with the Business Combination, an increase in payroll and personnel expense of $1.0 million, and an increase in building and maintenance costs of $0.5 million.

Convertible notes fair value adjustment

Convertible notes fair value adjustment changed to $8.5 million for the year ended December 31, 2023 from nil million for the year ended December 31, 2022. The $8.5 million was related to the increase of fair value by $4.0 million, $0.4 million and $4.1 million on the October 2022 Convertible Notes, the April 2023 Notes and the November 2023 Notes, respectively, during the year ended December 31, 2023. For the year ended December 31, 2022, we did not recognize any change in fair value related to the October 2022 Convertible Notes as there were not significant changes to the business, financing scenarios, or market conditions since the date of issuance.

Warrant liabilities fair value adjustment

Warrant liabilities fair value adjustment changed to $42.0 thousand for the year ended December 31, 2023 from nil million for the year ended December 31, 2022. The $42.0 thousand was related to the increase of fair value on the common stock warrant liabilities during the year ended December 31, 2023.

Interest expense

Interest expense increased to $1.7 million from $0.1 million for the years ended December 31, 2023 and 2022, respectively. The increase of $1.5 million was interest incurred from the convertible promissory notes issued in October 2022, April 2023, and November 2023, and the SVB Term Loan issued in February 2023.

Interest income

Interest income decreased to $3.0 thousand for the year ended December 31, 2023 from $39.0 thousand for the year ended December 31, 2022. The decrease in interest income of $36.0 thousand or 92% was driven by the decrease of cash balances in an asset management account.

Other (expense) income, net

Other expense was $20.0 thousand for the year ended December 31, 2023 compared to other income of $0.3 million for the year ended December 31, 2022. This decrease in other income of $0.3 million was primarily attributable to an increase in other expense of $0.5 million, related to the R&D tax credit received in 2022 for which Adagio no longer qualifies in 2023, offset by a favorable decrease of $0.2 million in foreign exchange currency unrealized loss.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have financed our operations primarily through the sale of equity securities, convertible promissory notes and SVB Term Loan. Since inception we have incurred operating losses and negative cash flows and anticipate continuing to do so for at least the next several years.

As of June 30, 2024 and December 31, 2023, Adagio had cash and cash equivalents of $2.0 million and $1.4 million, respectively. For the six months ended June 30, 2024 and 2023, net losses were $14.5 million and $17.8 million, respectively, and net cash used in operating activities was $13.7 million and $12.2 million, respectively.

We do not believe our current cash and cash equivalents are sufficient to fund operations for at least the next 12 months from the issuance date of the financial statements. We believe that this raises substantial doubt about our ability to continue as a going concern.

We intend to mitigate the conditions and events that raise substantial doubt about its ability to continue as a going concern entity by (i) pursuing a public offering of its common stock or in a business combination with a special purpose acquisition company (“SPAC”) to obtain additional capital and align our long-term operating strategy (refer to Note 1-Organization and Description of Business in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional details), (ii) negotiate other cash equity or debt financing in the short-term, and (iii) continue to pursue the necessary regulatory approvals to launch commercially in the U.S. market. However, there can be no assurances that the current plans will generate any liquidity to us or be available on terms acceptable to us, or if at all.

On July 31, 2024, Adagio announced the closing of its previously announced Business Combination with the Company and ListCo (the “Closing”). As of July 31, 2024, substantial doubt about our ability to continue as a going concern was alleviated due to the closing of a business combination.

Future Funding Requirements

In the future, we may need to raise additional funds through the issuance of debt and/or equity securities or otherwise. Until such time, if ever, that we can generate revenue sufficient to achieve profitability, we expect to finance our operations through equity or debt financings, which may not be available to us on the timing needed or on terms that we deem to be favorable. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we are unable to maintain sufficient financial resources, our business, financial condition and results of operations will be materially and adversely affected. We may be required to delay, limit, reduce or terminate our product discovery and development activities or future commercialization efforts.

Our future liquidity and capital funding requirements will depend on numerous factors, including:

•	our revenue growth;
•	our research and development efforts;
•	our sales and marketing activities;
•	our ability to raise additional funds to finance our operations;
•	the outcome, costs and timing of any clinical trial results for our current or future products;
•	the emergence and effect of competing or complementary products;
•	the availability and amount of reimbursement for procedures using our products;

•
our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, defense and enforcement of any patents or other intellectual property rights;

•	our ability to retain our current employees and the need and ability to hire additional management and sales, scientific and medical personnel;
•	the terms and timing of any collaborative, licensing or other arrangements that we have or may establish;
•	debt service requirements;
•	the extent to which we acquire or invest in businesses, products or technologies;

Our primary uses of capital are, and we expect will continue to be, investment in our commercial organization and related expenses, clinical research and development services, and related supplies, legal and other regulatory expenses, general administrative costs and working capital.

See the section of this proxy statement/prospectus titled “Risk Factors” for additional risks associated with our substantial capital requirements.

Debt Obligations

October 2022 Convertible Notes

In October 2022, we entered into a Note Purchase Agreement with investors for the issuance and sale of convertible promissory notes (the “October 2022 Convertible Notes”) with an aggregate principal amount of $9.5 million at an interest rate of eight percent (8.0%) per year. The October 2022 Convertible Notes had an original maturity date of October 27, 2023, which was subsequently extended to the latest of (i) January 5, 2024, (ii) termination of agreements between Adagio and ARYA in connection with a non-binding summary of certain proposed terms and conditions of the Business Combination, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above.

The October 2022 Convertible Notes were also amended to be subordinate to the April 2023 Notes (as described below) and provide for the conversion of all principal and accrued interest in respect of all the October 2022 Convertible Notes into shares of Series E Preferred Stock of Adagio in connection with the Business Combination. (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional details).

In November 2023 and February 2024, the October 2022 Convertible Notes were further amended to also subordinate the November 2023 Notes and the 2024 Bridge Financing Note. Upon the consummation of the Business Combination, all principal and accrued interest in respect of the October 2022 Convertible Notes were converted into shares of Adagio Common Stock when multiplied by the exchange ratio applicable to the Adagio Common Stock in the Business Combination, which entitled the holder of this note to receive a number of shares of the same class of common stock that were issued in the PIPE Financing equal to the then outstanding principal amount and any accrued and unpaid interest under this note, divided by 75% of the effective price of each share of common stock sold in the PIPE Financing.

April 2023 Notes

In April 2023, we issued a $5.0 million convertible promissory note that would mature on the latest of (i) January 5, 2024, (ii) termination of agreements between Adagio and ARYA in connection with the Business Combination, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above, and accrued simple interest at eight percent (8.0%) per annum. Additionally, we obtained the right to issue up to $10.0 million in additional convertible promissory notes available beginning one month after April 4, 2023 through the occurrence of an ARYA stockholder vote with regard to the Business Combination.

In November 2023, the April 2023 Notes were amended to align certain terms to the November 2023 Notes (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional details).

Upon the consummation of the Business Combination, the April 2023 Notes automatically converted into the type of securities that are issued in the PIPE Financing in an amount equal to the principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

November 2023 Notes

On November 28, 2023, Adagio issued to Perceptive Life Sciences Master Fund, Ltd. (the “Perceptive PIPE Investor”), a $2.0 million convertible promissory note that would mature on the latest of (i) January 5, 2024, (ii) termination of agreements between Adagio and ARYA in connection with a non-binding summary of the Business Combination, or (iii) the termination or lapse of the exclusivity period as defined in the non-binding term sheet as mentioned above (the “November 2023 Notes”). The November 2023 Notes accrued simple interest at eight percent (8.0%) per annum. Additionally, Adagio obtained the right to issue up to $6.0 million of Delayed Draw Commitment available beginning one month after November 28, 2023 through the occurrence of an ARYA stockholder vote with regard to the Business Combination.

In December 2023, the November 2023 Notes were amended to permit the issuance of a Delayed Draw Commitment in the original amount of $6.0 million. On December 13, 2023 and December 28, 2023, Adagio drew the principal amount of $1.0 million and $2.0 million, respectively. During the six months ended June 30, 2024, Adagio drew the remaining principal amount of $3.0 million. The combined $6.0 million convertible promissory notes were issued pursuant to the clause and terms in the November 2023 Notes agreement (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional details).

Upon the consummation of the Business Combination, the November 2023 Notes automatically converted into the type of securities that are issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

2024 Bridge Financing Note

In connection with the Business Combination, certain investors executed a securities purchase agreement, dated February 13, 2024, with ListCo (the “Convertible Security Subscription Agreement”), pursuant to which ListCo would issue on the Closing Date to certain investors (“Convert Investors”) $20.0 million of 13% senior secured convertible notes (the “New Adagio Convertible Notes”), which would be convertible into shares of New Adagio Common Stock and warrants (the “Convert Warrants”), each of which would be exercisable on a cashless basis or for one share of New Adagio Common Stock at $24.00 per share, subject to adjustment (the “Base Convert Financing”). The New Adagio Convertible Notes would have a maturity of three years and nine months after the Closing and interest would be payable in cash or compound as additional principal outstanding.

The Perceptive PIPE Investor also purchased a $7.0 million convertible promissory note of Adagio (the “2024 Bridge Financing Note”) pursuant to a note purchase agreement, dated February 13, 2024, by and among the Perceptive PIPE Investor, Adagio and ListCo (the “2024 Bridge Financing Note Subscription Agreement”).

As of the issuance date, Adagio received the principal of $7.0 million. On the Closing Date, pursuant to the terms of the 2024 Bridge Financing Note and the 2024 Bridge Financing Note Subscription Agreement, the 2024 Bridge Financing Note  converted into New Adagio Convertible Notes and Convert Warrants, and the Perceptive PIPE Investor will subscribe for $5.5 million of New Adagio Convertible Notes and 937,500 Convert Warrants, on the same terms as the Convert Investors executing the Convertible Security Subscription Agreement (such commitment by the Perceptive PIPE Investor to purchase New Adagio Convertible Notes and Convert Warrants, the “Perceptive Convertible Note Commitment,” and the conversion of the 2024 Bridge Financing Note and purchase of New Adagio Convertible Notes and Convert Warrants pursuant to the Perceptive Convertible Note Commitment as part of the Base Convert Financing, the “Convertible Security Financing”). Subject to ARYA and New Adagio receiving any new financing or commitment for financing, whether in the form of equity, debt or convertible debt, before the closing date, the Perceptive PIPE Investor had the right to request that on the closing date the 2024 Bridge Financing Note be repaid, the Perceptive Convertible Note Commitment is reduced or a combination of both. The New Adagio Convertible Notes, the Convert Warrants or any shares of New Adagio Common Stock issued in connection with the Convertible Security Financing have not been registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. New Adagio has granted the Convert Investors certain registration rights in connection with the Convertible Security Financing. The Convertible Security Financing was contingent upon, among other things, the substantially concurrent closing of the Business Combination. As set forth in the Convertible Security Subscription Agreement, the closing of $7,500,000 of financing by the Contingent Investor in the Convertible Security Financing was conditioned on New Adagio having a certain amount of available unrestricted cash on the Closing Date.

May 2024 Notes

On May 21, 2024, Adagio issued a $3.0 million convertible promissory note (“May 2024 Notes”) to Perceptive PIPE Investor that matures upon the termination of the Business Combination Agreement in accordance with its terms. It accrues simple interest at eight percent (8.0%) per annum.

Effective upon the closing of the Business Combination, the May 2024 Notes automatically converted into shares of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

June 2024 Notes
On June 25, 2024, Adagio issued a $2.5 million convertible promissory note (“June 2024 Notes”) to Perceptive PIPE Investor that matures upon the termination of the Business Combination Agreement in accordance with its terms. It accrues simple interest at eight percent (8.0%) per annum.

Effective upon the closing of the Business Combination, the June 2024 Notes automatically converted into share of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

July 2024 Notes

On July 23, 2024, Adagio issued a $1.0 million convertible promissory note (“July 2024 Notes”) to Perceptive PIPE Investor that matures upon the termination of the Business Combination Agreement in accordance with its terms. It accrues simple interest at eight percent (8.0%) per annum.

Effective upon the closing of the Business Combination, the July 2024 Notes automatically converted into share of New Adagio Common Stock that were issued in the PIPE Financing in an amount equal to the then-outstanding principal amount and any accrued and unpaid interest, divided by the effective price of the securities sold in the PIPE Financing.

SVB Term Loan

In February 2023, we entered into an agreement with Silicon Valley Bank to borrow an initial term loan advance of $3.0 million and a right to borrow a subsequent term loan advance of $2.0 million. The loans mature on January 1, 2025. In conjunction with the SVB Term Loan, we issued warrants to acquire 32,720 common stock shares in February 2023, and distributed additional warrants to acquire 16,360 common stock shares as of June 30, 2023. (Refer to Note 8-Warrants in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional details).

Cash Flows

The following table shows a summary of our cash flows for each of the periods shown below:

	Six months ended June 30,		Year Ended December 31,
(In thousands)	2024	2023	2023	2022
Statement of cash flows data:
Net Cash Used in Operating Activities	$(13,684)	$(12,162)	$(25,652)	$(22,412)
Net Cash Used in Investing Activities	(337)	(202)	(340)	(500)
Net Cash Provided by Financing Activities	14,643	9,732	21,875	9,525
Effect of Foreign Currency Translation on cash	40	(18)	(47)	81
Net Increase / (Decrease) in Cash and Cash Equivalents	$662	$(2,650)	$(4,164)	$(13,306)

Comparison of Results for the six months Ended June 30, 2024 and 2023 (unaudited)

Cash Flows Used in Operating Activities

Net cash used in operating activities for the six months ended June 30, 2024 was $13.7 million, consisting primarily of a net loss of $14.5 million as adjusted for non-cash items of $1.5 million, and net by the change in our net operating assets and liabilities of $2.3 million. Non-cash items primarily consisted of $0.6 million in depreciation and amortization, $0.2 million in stock-based compensation, $0.1 million loss on the disposal of property and equipment, $0.1 million in noncash operating lease expenses, and offset by a gain of $2.5 million from the change in fair value of convertible notes payable. Changes in our net operating assets and liabilities year-over-year was primarily due to a $1.8 million increase in accounts payable, a $1.4 million increase in other accrued liabilities and a $0.4 million increase in accrued liabilities, which were primarily driven by the increase in interest related the convertible notes and the increase in transaction costs related to the Business Combination; offset by a $0.3 million decrease in accrued transaction costs, $0.1 million increase in accounts receivable, and $0.8 million increase in inventory, which were primarily driven by the purchase of additional inventory and the increase in sales.

Net cash used in operating activities for the six months ended June 30, 2023 was $12.2 million, consisting primarily of a net loss of $17.8 million as adjusted for non-cash items of $4.2 million, and a net change in our net operating assets and liabilities of $1.4 million. Non-cash items primarily consisted of a loss of $3.6 million related to the change in fair value of convertible notes payables, $0.3 million in depreciation and amortization, and a $0.2 million in stock-based compensation, $0.1 million loss related to the fair value of warrant liabilities, and $0.1 million in noncash operating lease expenses. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $0.1 million decrease in inventory, $0.4 million decrease in prepaid expenses and other current assets, $0.2 million increase in accounts payable, a $0.4 million increase in accrued transaction costs, and a $0.5 million increase in other accrued liabilities which was primarily driven by  the increase in interest related the convertible notes, and the increase in transaction costs related to the Business Combination; offset by  $0.1 million decrease in operating leases liabilities, $0.1 million decrease in accrued liabilities, and $0.1 million increase in accounts receivable, which were primarily driven by an a decrease in payroll expenses, and the payment of lease liabilities.

Cash Flow Used in Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024 was $0.3  million as compared to $0.2 million for the six months ended June 30, 2023. The increase of $0.1 million is primarily due to increased purchase of property and equipment in 2024.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2024 was $14.6 million as compared to  $9.7 million for the six months ended June 30, 2023. The increase of $4.9 million is primarily due to receiving $15.5 million from the issuance of the $7.0 million 2024 Bridge Financing Note, $3.0 million May 2024 Notes,  $2.5 million June 2024 Notes, and the draw of $3.0 million November 2023 Notes during the six months ended June 30, 2024, net by a $0.9 million repayment of SVB Term Loan during the six months ended June 30, 2024; whereas during the six months ended June 30, 2023, there was $7.0  million received from the issuance of the April 2023 Notes, and $3.0 million proceeds received the issuance of SVB Term Loan, net by a $0.3 million repayment of SVB Term Loan during six months ended June 30, 2023.

Comparison of Results for the Years Ended December 31, 2023 and 2022

Cash Flows Used in Operating Activities

Net cash used in operating activities for the year ended December 31, 2023 was $25.7 million, consisting primarily of a net loss of $38.1 million as adjusted for non-cash items of $9.7 million, and a net change in our net operating assets and liabilities of $2.8 million. Non-cash items primarily consisted of a $8.5 million change in fair value of convertible notes payables, $0.5 million in depreciation and amortization, $0.2 million non-cash operating lease expense, and a $0.4 million in stock-based compensation. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $2.8 million increase in accounts payable, a $0.9 million increase in accrued liabilities, a $0.4 million increase in accrued transaction costs, and a $1.4 million increase in other accrued liabilities, which were primarily driven by the increase in payroll expenses, and the increase in transaction costs related to the Business Combination;  the changes was offset by a $3.0 million increase in inventory.

Net cash used in operating activities for the year ended December 31, 2022 was $22.4 million, consisting primarily of a net loss of $23.7 million as adjusted for non-cash items of $0.9 million, and a net change in our net operating assets and liabilities of $0.3 million. Non-cash items primarily consisted of $0.5 million in depreciation and amortization, and a $0.4 million in stock-based compensation. Changes in our net operating assets and liabilities year-over-year, was primarily due to a $0.4 million increase in accounts payable, and a $0.2 million increase in accrued liabilities, which were primarily driven by the increase in payroll expenses, professional fees, and the expenditures in research and development; the changes was offset by a $0.3 million increase in prepaid expenses and other current assets.

Cash Flow Used in Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $0.3 million as compared to $0.5 million for the year ended December 31, 2022. The decrease of $0.2 million is primarily due to decreased activities in purchasing property and equipment in 2023.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $21.9 million as compared to $9.5 million for the year ended December 31, 2022. The increase of $12.4 million is due to receiving $20.0 million and $3.0 million in proceeds from issuance of convertible notes payable and proceeds from issuance of SVB Term Loan, respectively, net by a $1.2 million repayment of non-convertible term loan during the year ended December 31, 2023; whereas during the year ended December 31, 2022, the proceeds from issuance of convertible notes payable is $9.5 million.

Off-Balance Sheet Arrangements

During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We are, therefore, not exposed to the financing, liquidity, market, or credit risk that could arise if we had engaged in those types of relationships.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported in our audited consolidated financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. We base our estimates on historical experience, current business factors and various other assumptions that we believe are necessary to consider forming a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and the disclosure of contingent assets and liabilities. We are subject to uncertainties such as the impact of future events, economic and political factors, and changes in our business environment; therefore, actual results could differ from these estimates.

Accordingly, the accounting estimates used in the preparation of our audited consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our audited consolidated financial statements.

On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2-Summary of Significant Accounting Policies to our consolidated financial statements. These are the policies that we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Stock-Based Compensation

We recognize compensation expense for all stock-based awards issued to employees and non-employees based on the estimated grant-date fair value, which is recognized as expense on a straight-line basis over the requisite service period. We have elected to recognize forfeitures as they occur. The fair value of stock options is determined using the Black-Scholes option-pricing model. The determination of fair value for stock-based awards on the date of grant using an option-pricing model requires management to make certain assumptions including expected volatility, expected term, risk-free interest rate and expected dividends in addition to our common stock valuation. The assumptions used in calculating the fair value of stock-based awards represent our best estimates and involve inherent uncertainties and the application of our judgment.

All stock-based compensation costs are recorded in cost of products sold, research and development expense or selling, general, and administrative expense in the consolidated statements of operations and comprehensive loss based upon the respective employee’s or non-employee’s roles.

Common Stock Valuations

Due to the absence of a public trading market, we determined the fair value of our common stock by considering numerous objective and subjective factors. The factors considered include, but are not limited to:

(i)	the results of contemporaneous independent third-party valuations of our common stock;
(ii)	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;
(iii)	the lack of marketability of our common stock;
(iv)	actual operating and financial results;
(v)	current business conditions and projects; and
(vi)	the likelihood of achieving a liquidity event

As of June 30, 2024 and December 31, 2023, the fair value of our common stock was determined with probability weighted expected return method (“PWERM”), which assessed the probability weighted depending on different scenarios. As of June 30, 2024, the valuation was based on the scenario (i) bankruptcy/suboptimal sale scenario reflecting a zero return to common shareholders, with 0% probability, (ii) an “as converted” merger with a 95% probability, and (iii) a delayed but successful liquidity event per the option pricing method, with 5% probability. As of December 31, 2023, the valuation was based on the scenario (i) the bankruptcy/suboptimal sale scenario reflecting a zero return to common shareholders, with 20% probability (ii) a consummation of a business combination transaction with a SPAC, with 40% probability, and (iii) a delayed but successful liquidity event per the option pricing method, with 40% probability.

As of June 30, 2024, in determining the value under the “as converted” merger, we utilized (i) a diluted equity value of $9.9 million and (ii) all dilutive instruments are expected to convert or be exercised resulting in 6,134,692 total common shares outstanding.

As of December 31, 2023, in determining the value under the consummation of a business combination transaction with a SPAC scenario, we utilized the preliminary terms of the letter of intent with such SPAC that (i) the transaction based on diluted equity value of $38.8 million and (ii) all dilutive instruments are expected to convert or be exercised resulting in 6,369,633 total common shares outstanding.

The valuation under the scenario of a delayed but successful liquidity event per the option pricing method was determined by the fair value per share at a marketable basis applied by a discount for lack marketability (“DLOM”). The fair value per share at a marketable basis was determined using the interval option value allocation approach. The DLOM was determined based on Finnerty put option model, marketability factors and restricted stock studies.

The significant unobservable inputs into the valuation model include:

•	the timing of potential events (for example, a consummation of a business combination transaction with a SPAC) and their probability of occurring;

•	the selection of guideline public company multiples; and

•	a discount for the lack of marketability of the common stock.

An increase or decrease in any of the unobservable inputs in isolation could result in a material change. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Convertible Notes Valuation

As permitted under ASC 825, Financial Instruments (“ASC 825”), Adagio elected the fair value option to account for the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes, the 2024 Bridge Financing Note, the May 2024 Notes, and the June 2024 Notes in order to measure those liabilities at amounts that more accurately reflect the current economic environment in which Adagio operates.

Adagio recorded the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes, the 2024 Bridge Financing Note, the May 2024 Notes, and the June 2024 Notes at fair value at issuance and subsequently remeasures them to fair value at each reporting period. Changes in fair value are recognized as convertible notes fair value adjustment in the statements of operations and comprehensive loss. As a result of applying the fair value option, direct costs and fees related to the issuance of the October 2022 Convertible Notes, the April 2023 Notes, the November 2023 Notes, the 2024 Bridge Financing Note, the May 2024 Notes, and the June 2024 Notes were expensed as incurred (i.e., not recognized as deferred costs). Refer to Note 3-Fair Value Measurements in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional detail.

As of June 30, 2024, Adagio calculated the value of the convertible notes based on the equity value from 409(a) valuations, considering the expected payoff of the convertible notes upon different types of events.

Utilizing the PWERM, Adagio assessed the probability that the October 2022 Convertible Notes would be converted to common stock through the result of a mandatory prepayment, PIPE Financing, or no PIPE Financing and no Qualified Financing (refer to Note 7-Debt in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional detail), weighted with a probability of 0%, 95% and 5%, respectively, as of June 30, 2024.

Utilizing the PWERM, Adagio assessed the probability that the April 2023 Notes, November 2023 Notes, May 2024 Notes, and June 2024 Notes would be converted to common stock through the result of a liquidation event, PIPE Financing, or no PIPE Financing and no Qualified Financing, weighted with a probability of 0%, 95% and 5%, respectively, as of June 30, 2024. Adagio also implied a credit spread by calibrating the value of the April 2023 Notes at issuance to the par value and then adjusted the calibrated credit spread for seniority difference and the market related movements as appropriate.

Utilizing the PWERM, Adagio assessed the probability that the 2024 Bridge Financing Notes would be converted to common stock as a result of a liquidation event, consummation of a transaction, or no transaction and no Qualified Financing, weighted with a probability of 0%, 95% and 5% as of June 30, 2024.

As of December 31, 2023, Adagio calculated the value of the convertible notes based on the equity value from 409(a) valuations, considering the expected payoff of the convertible notes upon different types of events.

Utilizing the PWERM, Adagio assessed the probability that the October 2022 Convertible Notes would be converted to common stock through the result of mandatory prepayment, Private Investment in PIPE Financing, or no PIPE Financing and no Qualified Financing, weighted with a probability of 20%, 40% and 40%, respectively, as of December 31, 2023.

Utilizing the PWERM, Adagio assessed the probability that the April 2023 Notes and the November 2023 Notes would be converted to common stock as a result of a liquidation event, PIPE Financing, or no PIPE Financing & no Qualified Financing, weighted with a probability of 20%, 40% and 40% as of December 31, 2023. Adagio also implied a credit spread by calibrating the value of the April 2023 Notes at issuance to the par value and then adjusted the calibrated credit spread for seniority difference and the market related movements as appropriate.

Additional assumptions used to estimate the fair value include: (i) the expected timing of the conversion, (ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) expected volatility, (iv) risk-free interest rate, and (v) the discount rate, based on the observed option-adjusted spread (OAS) data of traded bonds rated CCC-.

Common Stock Warrants

Adagio accounts for certain common stock warrants outstanding as warrant liabilities at fair value, determined using the Black-Scholes option pricing model based on the common stock value from 409(a) valuation. The assumption used to estimate the fair value include: (i) expected volatility, (ii) risk-free interest rate, (iii) expected dividend yield, and (iv) expected term.

The liability is subject to re-measurement at each reporting period and any change in fair value is recognized in the condensed consolidated statements of operations and comprehensive loss. See Note 8-Warrants in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional information related to the warrants.

Pre-funded Warrants

On June 25, 2024, Adagio issued to a certain investor the pre-funded warrants to purchase Adagio’s Series E Preferred Stock, in exchange of the investor’s existing holding of Series E Preferred Stock. The exercise price of the pre-funded warrants is $0.001 per warrant share. Adagio measured the pre-funded warrants at fair value based on the indicated fair value of Series E Preferred Stock, which is not observable in the market. The measurement caused the pre-funded warrant to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the pre-funded warrants were recognized as warrant liabilities fair value adjustment within the condensed consolidated statements of operations and comprehensive loss.

As of June 30, 2024, Adagio estimated the fair value of Series E Preferred Stock by applying a conversion factor of 1.08 to the indicated fair value of Adagio common stock. See Note 8-Warrants for additional information related to the pre-funded warrants.

Term Loan

Adagio accounts for the SVB Term Loan at residual value on the date of issuance. The expected life of the SVB Term Loan is the contractual term ending on the maturity date. Adagio classifies the term loan as current liabilities within twelve months of the maturity date or when otherwise due. Interest expense is recognized in the consolidated statements of operations and comprehensive loss over the contractual term of the loan. See Note 7-Debt in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for additional information related to the SVB Term Loan.

Convertible Preferred Stock

Adagio records convertible preferred stock at fair value on the dates of issuance, net of issuance costs. Upon the occurrence of certain events that are outside our control, including a deemed liquidation event, holders of the convertible preferred stock can cause redemption for cash. As the preferred stock is considered to be contingently redeemable, the preferred stock has been classified outside of permanent equity. The preferred stock will be accreted to its redemption value if the deemed liquidation events are considered probable of occurring.

Strategic Realignment of Resources and Corporate Restructuring

On December 1, 2023, Adagio’s management approved a strategic realignment of resources and corporate restructuring (the “RIF”) designed to reallocate capital, conformant to its business focus for the next two years. As part of the RIF, Adagio initiated a reduction in its current workforce of 20 employees, representing approximately 19% of Adagio’s employees, which was completed on December 15, 2023. In compliance with the Worker Adjustment and Retraining Notification Act, Adagio has provided termination notices to affected employees and government authorities if required.

Adagio made no payment for severance or related benefit costs. Adagio made no payment of retention bonuses.

Emerging Growth Company Status

We are an emerging growth company (“EGC”), as defined in the JOBS Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an EGC under the JOBS Act until the earliest of (i) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (ii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three-years.

Qualitative and Quantitative Disclosures About Market Risk

We have operations primarily within the United States and we are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Our revenue generated in Europe, as well as costs and expenses denominated in Euro, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in Euro. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars. We do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition.

Recent Accounting Pronouncements

See Note 2-Summary of Significant Accounting Policies in our condensed consolidated financial statements for the periods ended June 30, 2024 and December 31, 2023 for a description of recent accounting pronouncements applicable to our financial statements.